Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES FIRST QUARTER 2025

FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – April 23, 2025 - Covenant Logistics Group, Inc. (NYSE: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the first quarter ended March 31, 2025. The Company’s conference call to discuss the quarter will be held at 10:00 A.M. Eastern Time on Thursday, April 24, 2025.

Chairman and Chief Executive Officer, David R. Parker, commented: “Our first quarter earnings were $0.24 per diluted share or $0.32 per diluted share on a non-GAAP adjusted basis. The decrease in adjusted earnings per share compared with the first quarter of 2024 resulted primarily from sub-par equipment utilization due to prolonged inclement weather conditions and avian influenza outbreaks, which were especially severe this year. Overall, we remain confident in Covenant’s strategy, direction, and market position and our team’s ability to execute on the factors within our control. We enter the second quarter with modest rate increases secured in Expedited, higher margins in Managed Freight, and the expectation of revenue growth in our Dedicated, Managed Freight, and Warehousing divisions compared with the second quarter of 2024. We also recently completed a small tuck-in acquisition of a multi-stop distribution carrier that is expected to be immediately accretive to equipment utilization and earnings in our Dedicated division. In the current environment of uncertain demand, slow capacity exits, and escalating uncertainty regarding global trade policies, we continue to allocate capital to defensible niches, focus on cost control, and deliver superior service and value to customers.  The new $50 million stock repurchase program announced today reaffirms our confidence in Covenant’s future.

“Our 49% equity method investment with Transport Enterprise Leasing (“TEL”) contributed pre-tax net income of $3.8 million, or $0.10 per share, roughly in line with the prior year quarter’s results of $3.7 million.”

First Quarter Financial Performance:
	Three Months Ended March 31,
($000s, except per share information)	2025	2024
Total Revenue	$269,355	$278,763
Freight Revenue, Excludes Fuel Surcharge	$243,219	$247,685
Operating Income	$7,627	$4,335
Adjusted Operating Income (1)	$10,857	$14,800
Operating Ratio	97.2%	98.4%
Adjusted Operating Ratio (1)	95.5%	94.0%
Net Income	$6,563	$3,974
Adjusted Net Income (1)	$8,995	$11,620
Earnings per Diluted Share	$0.24	$0.14
Adjusted Earnings per Diluted Share (1)	$0.32	$0.42

(1)	Represents non-GAAP measures.

Truckload Operating Data and Statistics
	Three Months Ended March 31,
($000s, except statistical information)	2025	2024
Combined Truckload
Total Revenue	$188,302	$189,953
Freight Revenue, excludes Fuel Surcharge	$162,329	$159,195
Operating Income	$3,503	$87
Adjusted Operating Income (1)	$6,210	$10,029
Operating Ratio	98.1%	100.0%
Adjusted Operating Ratio (1)	96.2%	93.7%
Average Freight Revenue per Tractor per Week	$5,416	$5,651
Average Freight Revenue per Total Mile	$2.53	$2.35
Average Miles per Tractor per Period	27,521	31,201
Weighted Average Tractors for Period	2,331	2,167

Expedited
Total Revenue	$94,693	$105,471
Freight Revenue, excludes Fuel Surcharge	$80,249	$86,600
Operating Income	$4,122	$4,784
Adjusted Operating Income (1)	$4,655	$5,317
Operating Ratio	95.6%	95.5%
Adjusted Operating Ratio (1)	94.2%	93.9%
Average Freight Revenue per Tractor per Week	$7,323	$7,402
Average Freight Revenue per Total Mile	$2.13	$2.09
Average Miles per Tractor per Period	44,260	46,046
Weighted Average Tractors for Period	852	900

Dedicated
Total Revenue	$93,609	$84,482
Freight Revenue, excludes Fuel Surcharge	$82,080	$72,595
Operating Loss	$(619)	$(4,697)
Adjusted Operating Income (1)	$1,555	$4,712
Operating Ratio	100.7%	105.6%
Adjusted Operating Ratio (1)	98.1%	93.5%
Average Freight Revenue per Tractor per Week	$4,316	$4,407
Average Freight Revenue per Total Mile	$3.10	$2.77
Average Miles per Tractor per Period	17,875	20,657
Weighted Average Tractors for Period	1,479	1,267

(1)	Represents non-GAAP measures.

Combined Truckload Revenue

Paul Bunn, the Company’s President commented on truckload operations, “For the quarter, total revenue in our truckload operations decreased 0.9%, to $188.3 million.  The decrease related primarily to $4.8 million less fuel surcharge revenue, which varies with the cost of fuel.  Freight revenue grew by $3.1 million, or 2.0%, as a 7.6% increase in average tractor fleet was partially offset by lower equipment utilization.”

Expedited Truckload Revenue

Mr. Bunn added, “Freight revenue in our Expedited segment decreased $6.4 million, or 7.3%. Average total tractors decreased by 48 units or 5.3% to 852, compared to 900 in the prior year quarter. Average freight revenue per tractor per week decreased 1.1% as a result of a 2.8% decrease in utilization, partially offset by a 1.8% increase in freight revenue per total mile.”

Dedicated Truckload Revenue

“For the quarter, freight revenue in our Dedicated segment increased $9.5 million, or 13.1%. The average total tractors increased by 212 units or 16.7% to 1,479, compared to 1,267 in the prior year quarter. Average freight revenue per tractor per week decreased 2.1% as a result of a 12.5% decrease in utilization, partially offset by an 11.9% increase in freight revenue per total mile.”

Combined Truckload Operating Expenses

Mr. Bunn continued, “Operating expenses in our combined truckload segments were a significant headwind for us in the quarter. The drivers of the increase primarily include salaries, wages and related expenses and operations and maintenance costs to operate our equipment. Expense increases were expected, as they relate to growth in high-service, low-mileage operations. The expense increases were partially offset by a 7.7% increase in revenue per total mile, but not fully covered due to lower than expected equipment utilization among other factors.

“Salaries, wages and related expenses increased year-over-year by 15 cents, or approximately 12%, on a per total mile basis. The increase was driven primarily from the year-over-year impact of significant growth in our dedicated protein supply chain business as well as a significant increase to workers compensation claims expenses in the quarter. As we grow our dedicated fleet in niche services, it requires hiring and retaining skilled drivers and maintenance professionals to operate and maintain specialized equipment on loads that typically move heavy weights on non-paved roads with shorter lengths of haul, resulting in higher costs on a per total mile basis.

“Operations and maintenance expenses increased 5 cents per total mile, or approximately 28%, compared to the prior year quarter.  The primary factors driving the growth is consistent with what we are experiencing in salaries, wages and related expenses. As we grow our dedicated fleet in niche service areas with high stress demands on equipment and short length of hauls, our cost per total mile will continue to increase.

Managed Freight Segment
	Three Months Ended March 31,
($000s)	2025	2024
Freight Revenue	$56,850	$62,917
Operating Income	$3,085	$2,269
Adjusted Operating Income (1)	$3,349	$2,533
Operating Ratio	94.6%	96.4%
Adjusted Operating Ratio (1)	94.1%	96.0%

(1)	Represents non-GAAP measures.

“For the quarter, Managed Freight’s freight revenue decreased 9.6%, from the prior year quarter. Operating income improved 35.9% and adjusted operating income improved 32.2% compared to the first quarter of 2024. The margin improvement is attributable to the team’s effort to identify and execute on profitable freight, assist the Expedited fleet with overflow capacity, and reduce insurance related claims expense as a result of improvements to our cargo control procedures.”

Warehousing Segment
	Three Months Ended March 31,
($000s)	2025	2024
Freight Revenue	$24,040	$25,573
Operating Income	$1,039	$1,979
Adjusted Operating Income (1)	$1,298	$2,238
Operating Ratio	95.7%	92.4%
Adjusted Operating Ratio (1)	94.6%	91.2%

(1)	Represents non-GAAP measures.

“For the quarter, Warehousing’s freight revenue decreased 6.0% versus the prior year quarter. Operating income and adjusted operating income for the Warehousing segment decreased $0.9 million compared to the first quarter of 2024, driven by the combination of facility-related cost increases for which we have not yet negotiated rate increases with our customers and start-up related costs and inefficiencies related to new business.  We expect margins to expand on existing operations as the start-up phase rolls off and rate negotiations are concluded.”

Capitalization, Liquidity and Capital Expenditures

Tripp Grant, the Company’s Chief Financial Officer, added the following comments: “At March 31, 2025, our total indebtedness, composed of total debt and finance lease obligations, net of cash (“net indebtedness”), increased by $5.8 million to approximately $225.4 million as compared to December 31, 2024. In addition, our net indebtedness to total capitalization increased to 33.7% at March 31, 2025, from 33.4% at December 31, 2024.

“The increase to net indebtedness in the quarter is primarily attributable to the payment of the first post-acquisition earnout payment of $12.5 million related to Lew Thompson’s growth, a payment of approximately $6.7 million related to the small tuck-in acquisition and approximately $18.5 million of net capital expenditures for revenue equipment.

“At March 31, 2025, we had cash and cash equivalents totaling $11.2 million. Under our ABL credit facility, we had no borrowings outstanding, undrawn letters of credit outstanding of $19.9 million, and available borrowing capacity of $90.1 million.

“At the end of the quarter, we had $2.9 million in assets held for sale that we anticipate disposing of within twelve months. The average age of our tractors slightly decreased to 20 months compared to 21 months a year ago.

“For the balance of 2025, our tentative baseline expectations for net capital equipment expenditures is $55 million to $65 million and is subject to change based on growth opportunities in our dedicated fleet and the potential impacts of tariffs during the year. Our equipment plan reflects our priorities of maintaining the average age of our fleet in a manner that allows us to optimize operational uptime and related operating costs and offer a fleet of equipment that our professional drivers are proud to operate. We expect the benefits of improved utilization, fuel economy and maintenance costs to produce acceptable returns despite increased prices of new equipment and potentially lower values of used equipment.”

Stock Repurchase Program Authorization

On April 23, 2025, the Board of Directors approved a stock repurchase program authorizing the purchase of up to $50 million of the Company's Class A common stock from time-to-time based upon market conditions and other factors. The stock may be repurchased on the open market, in privately negotiated transactions, or other legally permissible means, including pursuant to Rule 10b5-1 trading plans. The Company did not place a limit on the duration of the repurchase program. The stock repurchase program does not obligate the Company to repurchase any specific number of shares, and the Company may suspend or terminate the program at any time without prior notice.

Outlook

Mr. Parker concluded, “Currently, the general freight market appears to be incrementally improving as capacity and demand are better balanced than they have been for approximately two years, and customers are acknowledging this during rate and volume allocation discussions. However, uncertainty around global trade policy may cause a temporary disruption to improvement, delaying the path to a 2025 recovery of the freight economy. Beyond the first quarter, we are focusing on positioning the Company to execute quickly and gain operating leverage as conditions improve, continuing to capture new dedicated contracts to expand the fleet organically, and evaluating multiple acquisition and investment opportunities.  Our goal remains to grow profitably and generate meaningful returns for our stockholders while providing world-class career opportunities for our team members.”

Conference Call Information

The Company will host a live conference call tomorrow, April 24, 2025, at 10:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-550-1505 (U.S./Canada) and 0800-524-4760 (International). An audio replay will be available for one week following the call at 800-645-7964, access code 3895#. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenantlogistics.com/investors under the icon “Earnings Info.”

Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset- based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability. In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the New York Stock Exchange under the symbol, “CVLG.”

(1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income (loss), operating ratio, net income, and earnings per diluted share, we use adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share are not substitutes for operating income (loss), operating ratio, net income, and earnings per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income (loss), operating ratio, net income, and earnings per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income (loss), adjusted operating ratio, adjusted net income, and adjusted earnings per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “could,” “continue,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “mission,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. In this press release, statements relating to future availability and covenant testing under our ABL credit facility, equipment age, net capital expenditures and related priorities, benefits, and returns, capital allocation alternatives, expectations for the general freight market, our ability to grow our dedicated fleet, the potential impact of tariffs, future repurchases under the stock repurchase program, if any, progress toward our strategic goals and the expected impact of achieving such goals, and the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; The conflicts in Ukraine and the Middle East, expansion of such conflicts to other areas or countries or similar conflicts, as well as rising tensions between China and Taiwan, could adversely impact our business and financial results; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches internally or with third-parties, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and climate change and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of captive insurance companies could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; Receipt of an unfavorable Department of Transportation safety rating at any of our motor carriers could have a materially adverse effect on our operations and profitability; Compliance with various environmental laws and regulations; Regulatory changes related to climate change could increase our costs significantly; Changes to trade regulation, quotas, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Conflicting views on environmental, social and governance matters may have a negative impact on our business, impose additional costs on us, and expose us to additional risks; A large-scale outbreak of avian flu or related illness among the nation’s poultry flock may adversely affect the revenues of our Dedicated segment; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, or the declaration of future dividends, if any; Changes in taxation could lead to an increase of our tax exposure; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and The effects of a widespread outbreak of an illness or disease, or any other public health crisis, as well as regulatory measures implemented in response to such events, could negatively impact the health and safety of our workforce and/or adversely impact our business and results of operations. The declaration of future dividends is subject to approval of our board of directors and various risks and uncertainties, including, but not limited to: our cash flow and cash needs; compliance with applicable law; restrictions on the payment of dividends under existing or future financing arrangements; changes in tax laws relating to corporate dividends; deterioration in our financial condition or results: and those risks, uncertainties, and other factors identified from time-to-time in our filings with the Securities and Exchange Commission. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:

M. Paul Bunn, President
PBunn@covenantlogistics.com

Tripp Grant, Chief Financial Officer
TGrant@covenantlogistics.com

For copies of Company information contact:

Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended March 31,
($s in 000s, except per share data)	2025	2024	% Change
Revenues
Freight revenue	$243,219	$247,685	(1.8%)
Fuel surcharge revenue	26,136	31,078	(15.9%)
Total revenue	$269,355	$278,763	(3.4%)

Operating expenses:
Salaries, wages, and related expenses	104,952	100,335
Fuel expense	28,168	30,952
Operations and maintenance	15,750	13,596
Revenue equipment rentals and purchased transportation	56,805	66,751
Operating taxes and licenses	3,586	3,361
Insurance and claims	15,283	15,390
Communications and utilities	1,468	1,403
General supplies and expenses	13,595	20,830
Depreciation and amortization	21,795	21,108
Loss on disposition of property and equipment, net	326	702
Total operating expenses	261,728	274,428
Operating income	7,627	4,335
Interest expense, net	2,857	3,338
Income from equity method investment	(3,776)	(3,676)
Income from continuing operations before income taxes	8,546	4,673
Income tax expense	1,983	849
Income from continuing operations	6,563	3,824
Income from discontinued operations, net of tax	-	150
Net income	$6,563	$3,974

Basic earnings per share (1)
Income from continuing operations	$0.25	$0.15
Income from discontinued operations	$-	$0.01
Net income per basic share	$0.25	$0.15
Diluted earnings per share (1)
Income from continuing operations	$0.24	$0.14
Income from discontinued operations	$-	$0.01
Net income per diluted share	$0.24	$0.14
Basic weighted average shares outstanding (000s)	26,538	26,174
Diluted weighted average shares outstanding (000s)	27,877	27,600

(1)	Total may not sum due to rounding.

	Segment Freight Revenues
	Three Months Ended March 31,
($s in 000's)	2025	2024	% Change
Expedited - Truckload	$80,249	$86,600	(7.3%	)
Dedicated - Truckload	82,080	72,595	13.1%
Combined Truckload	162,329	159,195	2.0%
Managed Freight	56,850	62,917	(9.6%	)
Warehousing	24,040	25,573	(6.0%	)
Consolidated Freight Revenue	$243,219	$247,685	(1.8%	)

	Truckload Operating Statistics
	Three Months Ended March 31,
	2025	2024	% Change
Average freight revenue per loaded mile	$2.98	$2.68	11.2%
Average freight revenue per total mile	$2.53	$2.35	7.7%
Average freight revenue per tractor per week	$5,416	$5,651	(4.2% )
Average miles per tractor per period	27,521	31,201	(11.8% )
Weighted average tractors for period	2,331	2,167	7.6%
Tractors at end of period	2,393	2,234	7.1%
Trailers at end of period	6,516	5,997	8.7%

	Selected Balance Sheet Data
($s in '000's, except per share data)	3/31/2025	12/31/2024
Total assets	$979,969	$997,768
Total stockholders' equity	$443,644	$438,340
Total indebtedness, comprised of total debt and finance leases, net of cash	$225,416	$219,620
Net Indebtedness to Capitalization Ratio	33.7%	33.4%
Leverage Ratio(1)	1.65	1.65
Tangible book value per end-of-quarter basic share	$10.04	$10.17

(1)
Leverage Ratio is calculated as average total indebtedness, comprised of total debt and finance leases, net of cash, divided by the trailing twelve months sum of operating income (loss), depreciation and amortization, and gain on disposition of property and equipment, net.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio(1)

(Dollars in thousands)	Three Months Ended March 31,
GAAP Presentation	2025	2024	bps Change
Total revenue	$269,355	$278,763
Total operating expenses	261,728	274,428
Operating income	$7,627	$4,335
Operating ratio	97.2%	98.4%	(120)

Non-GAAP Presentation	2025	2024	bps Change
Total revenue	$269,355	$278,763
Fuel surcharge revenue	(26,136)	(31,078)
Freight revenue (total revenue, excluding fuel surcharge)	243,219	247,685

Total operating expenses	261,728	274,428
Adjusted for:
Fuel surcharge revenue	(26,136)	(31,078)
Amortization of intangibles (2)	(2,371)	(2,371)
Contingent consideration liability adjustment	(710)	(8,094)
Transaction costs	(149)	-
Adjusted operating expenses	232,362	232,885
Adjusted operating income	10,857	14,800
Adjusted operating ratio	95.5%	94.0%	150

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited) Adjusted Net Income and Adjusted EPS(1

(Dollars in thousands)	Three Months Ended March 31,
	2025	2024
GAAP Presentation - Net income	$6,563	$3,974
Adjusted for:
Amortization of intangibles (2)	2,371	2,371
Discontinued operations reversal of loss contingency (3)	-	(200)
Gain on disposal of terminals, net	-	-
Contingent consideration liability adjustment	710	8,094
Transaction costs	149	-
Total adjustments before taxes	3,230	10,265
Provision for income tax expense at effective rate	(798)	(2,619)
Tax effected adjustments	$2,432	$7,646
Non-GAAP Presentation - Adjusted net income	$8,995	$11,620

GAAP Presentation - Diluted earnings per share ("EPS") (4)	$0.24	$0.14
Adjusted for:
Amortization of intangibles (2)	0.09	0.09
Discontinued operations reversal of loss contingency(3)	-	(0.01)
Contingent consideration liability adjustment	0.03	0.29
Transaction costs	0.01	-
Total adjustments before taxes	0.12	0.37
Provision for income tax expense at effective rate	(0.04)	(0.09)
Tax effected adjustments	$0.08	$0.28
Non-GAAP Presentation - Adjusted EPS	$0.32	$0.42

(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3)
"Discontinued Operations reversal of loss contingency" reflects the non-cash reversal of a previously recorded loss contingency that is no longer considered probable. The original loss contingency was recorded in Q4 2020 as a result of our disposal of our former accounts receivable factoring segment, TFS.

(4)	Total may not sum due to rounding.

Covenant Logistics Group, Inc
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)

(Dollars in thousands)	Three Months Ended March 31,
GAAP Presentation	2025					2024
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$94,693	$93,609	$188,302	$56,850	$24,203	$105,471	$84,482	$189,953	$62,917	$25,893
Total operating expenses	90,571	94,228	184,799	53,765	23,164	100,687	89,179	189,866	60,648	23,914
Operating income	$4,122	($619)	$3,503	$3,085	$1,039	$4,784	($4,697)	$87	$2,269	$1,979
Operating ratio	95.6%	100.7%	98.1%	94.6%	95.7%	95.5%	105.6%	100.0%	96.4%	92.4%

Non-GAAP Presentation
Total revenue	$94,693	$93,609	$188,302	$56,850	$24,203	$105,471	$84,482	$189,953	$62,917	$25,893
Fuel surcharge revenue	(14,444)	(11,529)	(25,973)	-	(163)	(18,871)	(11,887)	(30,758)	-	(320)
Freight revenue (total revenue, excluding fuel surcharge)	80,249	82,080	162,329	56,850	24,040	86,600	72,595	159,195	62,917	25,573

Total operating expenses	90,571	94,228	184,799	53,765	23,164	100,687	89,179	189,866	60,648	23,914
Adjusted for:
Fuel surcharge revenue	(14,444)	(11,529)	(25,973)	-	(163)	(18,871)	(11,887)	(30,758)	-	(320)
Amortization of intangibles (2)	(533)	(1,315)	(1,848)	(264)	(259)	(533)	(1,315)	(1,848)	(264)	(259)
Contingent consideration liability adjustment	-	(710)	(710)	-	-	-	(8,094)	(8,094)	-	-
Transaction costs	-	(149)	(149)	-	-	-	-	-	-	-
Adjusted operating expenses	75,594	80,525	156,119	53,501	22,742	81,283	67,883	149,166	60,384	23,335
Adjusted operating income	4,655	1,555	6,210	3,349	1,298	5,317	4,712	10,029	2,533	2,238
Adjusted operating ratio	94.2%	98.1%	96.2%	94.1%	94.6%	93.9%	93.5%	93.7%	96.0%	91.2%
(1)
Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2)	"Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

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